Exhibit (k)(1)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this 4th day of August, 2022, by and between Constitution Capital Private Markets fund, LLC, a Delaware limited liability company (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Administrator”).

WHEREAS, the Fund is a closed-end management investment company registered under the 1940 Act (as defined below) and is authorized to issue Shares; and

WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.              Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

    “Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Managers of the Fund.

Certificate of Formation” shall mean the Certificate of Formation of the Fund, including any amendments thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“LLC Agreement” shall mean the Fund’s Limited Liability Company Agreement or other similar operational document of the Fund, as the case may be, as the same may be amended from time to time.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to the Fund (including any applicable amendments and supplements thereto) actually received by Administrator from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest of the Fund, or any class thereof, as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.            Appointment and Services

(a)        The Fund hereby appoints Administrator as administrator and fund accountant of the Funds and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole, reasonable discretion, to represent unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)       Administrator may from time to time, in its reasonable discretion and at its own expense, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

(c)       Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)       It is understood that in determining security valuations, Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Fund shall identify to Administrator the pricing service(s) to be utilized. If requested by the Fund, the Administrator shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Fund shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(i)        Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by Administrator and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.

(ii)       Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Fund assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard.

(e)        Subject to the terms of Section 8, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Administrator for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Fund hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.

(f)       Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

(g)       Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and the Fund’s legal counsel will provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3.             Representations and Deliveries

(a)        The Fund shall deliver or cause the following documents to be delivered to Administrator:

(i)           A copy of the Certificate of Formation and LLC Agreement and all amendments thereto, certified by a duly authorized person of the Fund;

(ii)         Copies of the Fund’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii)     All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

    (b)       The Fund represents and warrants to Administrator that:

(i)        It is duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its LLC Agreement to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)       It is duly registered as a closed-end investment company under the 1940 Act.

(iii)     A Registration Statement under the 1933 Act will be effective before the Fund will issue Shares and will remain effective during such period as the Fund is offering Shares for sale. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv)       It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its LLC Agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)       The Fund shall cause the Fund’s officers and Board, and shall use its best efforts to cause the Fund’s Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Funds and the Fund as necessary and/or appropriate or as reasonably requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by a representative of the Funds or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(d)        The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus. Administrator’s monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance which relates to the Fund.  The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)          The Fund will notify Administrator of any discrepancy between Administrator and the Fund, including, but not limited to, failing to account for a security position in Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Administrator to the Fund; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)          The Fund agrees that it shall advise Administrator in writing at least thirty (30) days prior to (or, if thirty days is not practicable, such shorter period as is reasonably necessary) affecting any change in any Prospectus which would materially increase or alter the duties and obligations of Administrator hereunder, and shall implement such change only if it shall have received the written consent of Administrator thereto.

(g)           Administrator represents and warrants to the Fund that:

(i)       It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)        It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Administrator or (b) any law applicable to Administrator.

(iii)       Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)       It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(h)          The Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.

(i)          The Administrator agrees to comply (and to the extent the Administrator takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable law, as well as all investment restrictions, policies and procedures adopted by the Fund. Except as set forth in this Agreement, the Administrator assumes no responsibility for such compliance by the Fund. The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided.

4.            Fees and Expenses

(a)          As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to in writing by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add Funds. The Fund agrees to pay Administrator’s (as the parties may agree to in writing from time to time) rate for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement (as the parties may agree to in writing from time to time). In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C related to fees, the terms of Schedule C shall control.

(b)              For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated (other than for cause on the part of the Administrator) or the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)               Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and the Board; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Board; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)       The Fund also agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements reasonably incurred by Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If reasonably requested by Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date, unless otherwise agreed. In the event Administrator reasonably requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)       The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)       The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date may cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator in the event that an attorney is engaged to assist in the collection of amounts due. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)       In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Administrator provides documentation which the parties hereto agree that an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)       The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.            Confidential Information

Administrator agrees on behalf of itself its and its affiliates, partners, employees, directors and agents to treat confidentially and as proprietary information of the Fund all records and other information relative to the Funds’ portfolio holdings, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Administrator received the information. In case of any requests or demands for inspection of the records of the Funds, Administrator will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of Administrator or any of its employees, agents or representatives, and information which was already in the possession of Administrator prior to receipt thereof, shall not be subject to this Section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.             Limitation of Liability

(a)         The Administrator shall exercise due care and reasonable care in good faith and in accordance with reasonable commercial standards in discharging its duties hereunder.  Notwithstanding anything to the contrary in this Agreement, the Administrator shall be liable to the Fund for all losses, damages and reasonable costs and expenses suffered or incurred by the Fund resulting from the bad faith, gross negligence, fraud, reckless disregard in the performance of its duties and obligations under this Agreement, uncured material breach of this Agreement or willful misconduct of the Administrator (the “Standard of Care”). Subject to the foregoing, Administrator shall not be liable for: (i) any action reasonably taken or omitted to be taken in accordance with or in reasonable reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Fund, or from any Authorized Person; (ii) any action taken or omission by the Fund, Investment Adviser, any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund.

(b)        Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)        In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)       The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.             Indemnification

(a)       The Fund agrees to indemnify and hold harmless Administrator, and its nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, and other expenses (excluding attorney’s fees) of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following, except, in each case, to the extent a Claim resulted from Administrator’s breach of the Standard of Care:

(i)                     any action or omission of Administrator in connection with the Services;

(ii)              Administrator’s reasonable reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Fund, or from any Authorized Person;

(iii)              any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Administrator or its affiliates);

(iv)             any Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein; and

(v)       its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund.

(b)        Promptly after receipt by Administrator of notice of the commencement of an investigation, action, claim or proceeding, Administrator shall, if a claim for indemnification in respect thereof is made under this Section, notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Administrator or any Indemnified Party. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by Administrator, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies Administrator of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election. If the Fund does not elect to assume the defense of any such suit, or in case Administrator does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the Fund and Administrator or any Indemnified Party, the Fund will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Administrator and them. The Fund’s indemnification agreement contained in this Section 7 and the Fund’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Administrator and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Administrator’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Administrator of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c)       The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.            Term

(a)        This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to the Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive one-year periods (each a “Renewal Term”).

(b) In the event this Agreement is terminated by the Fund prior to the end of the Initial Term or any subsequent Renewal Term, the Fund shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, Administrator shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Administrator’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and Administrator’s agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.            Power of Attorney

The Fund hereby grants to Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

10.         Miscellaneous

(a)       Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department

If to the Fund:	c/o Constitution Capital PM L.P.
300 Brickstone Sq. Suite 1001,
Andover, MA 01810
Attention: John Guinee

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b)        Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)       This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)       The services of Administrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

(f)        The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)       This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the directors, trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund. The Fund’s Certificate of Formation is on file with the Secretary of State of Delaware.

(h)       This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.

(i)       Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)        Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)        This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party.

(l)        The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized person as of the day, month and year first above written.

CONSTITUTION CAPITAL PRIVATE MARKETS FUND, LLC
(the “Fund”)

By:____ /s/ John J. Guinee________________
Title: __President_______
Date: ___August 4, 2022_____________

UMB FUND SERVICES, INC.
(“Administrator”)

By: ___/s/ Maureen Quill____________
Title: _Executive Vice President______________
Date: __August 10, 2022_________________

Schedule A

to the

Administration and Fund Accounting Agreement

by and between

Constitution Capital Private Markets Fund, LLC

and

UMB Fund Services, Inc.

[RESERVED]

Schedule B

to the

Administration and Fund Accounting Agreement

by and between

Constitution Capital Private Markets Fund, LLC and

UMB Fund Services, Inc.

SERVICES

Subject to the oversight of, and utilizing information provided by the Fund, Investment Adviser, and the Fund’s agents, the Administrator will provide the following services:

General

Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Administration Services

1.	General Fund Management:

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Financial Reporting and Audits:

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Fund’s officers and independent accountants

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Fund’s independent accountants or examinations by the SEC or other regulatory authorities

3.	Compliance:

a.	On a monthly basis, assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in the Fund’s registration statement, (ii) SEC diversification requirements, as applicable, and (iii) its status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.

4.	Expenses:

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Fund’s Fund Accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

5.	Filings:

a.	File Form N-PX and any amendments based on information provided by the Investment Adviser or its delegate;

b.	Assist in compiling exhibits and disclosures for Form N-CSR and any amendments and file when approved by the principal officers of the Fund;

c.	Compile data, prepare timely notices and any amendments and file with the SEC pursuant to Rule 24f-2;

d.	Assist in obtaining Fund fidelity bond and errors & omissions insurance. File Rule 17g-1 fidelity bond filing when received from the Fund or broker.

6.	N-PORT/N-CEN Services
a.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data in support of, and prepare, maintain, and file timely N-PORT reports, and any amendments with the SEC; the Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

i.	To comply with all laws, rules and regulations applicable to accessing and using Data;
ii.	To not extract the Data from the view-only portal;
iii.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);
iv.	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and
v.	To exculpate the Administrator, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

b.	With respect to Form N-CEN:
i.	On an annual basis, compile and review data required to complete the form and provide, as a draft of the report to the Investment Adviser for approval prior to filing.
ii.	File report with the SEC and any amendments by required deadline.

7.	Other:

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Fund’s officers and independent accountants;
b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940 (the “1940 Act”), as requested by the Fund;
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;
d.	Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amount of Shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to the Fund’s notice permit to increase the offering amount as necessary;
e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Fund and/or Investment Adviser.

f.	Assist the Fund during SEC audits, including providing applicable documents from the SEC’s document request list;

g.	Maintain a regulatory compliance calendar listing various Board approval and SEC filing dates.

Fund Accounting Services

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a weekly report of cash and projected cash;

b.	Maintain daily cash reconciliations and cash projections with custodian(s) and underlying investments.

2.	Investment Accounting and Processing:

a.	Maintain monthly investment records for the Fund, using information provided by the Investment Adviser or sub-adviser(s);

b.

c.	Provide the Investment Adviser with standard monthly reports for the Fund as mutually agreed upon.

d.	Obtain market valuations from the appropriate pricing sources and value the investments in accordance with the Fund’s operating documents

e.	Receive and record all underlying investment transactions and reconcile to all accounts daily.

f.	Receive and record all underlying investment transactions, including commitments, contributions, calls, draw-downs, distributions and reconcile to bank/custody accounts

g.	Receive and record all underlying investment valuations and other pertinent information.

3.	General Ledger Accounting and Reconciliation:

a.	Monthly, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser. Account for expenditures and maintain accrual balances;

b.	Coordinate and execute approval for all cash movements in accordance with the Fund’s offering documents

c.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of the Fund as reported by the Fund’s Transfer Agent. Reconcile activity to the transfer agency records;

d.	Assess management and other fees along with associated allocations

e.

4.	Compute monthly NAV in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per-share amounts on the basis of shares outstanding reported by the Fund’s Transfer Agent.

b.	Issue monthly reports detailing per share information of the Fund to such persons (including Transfer Agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

c.	Generate monthly unaudited financial reporting package as of each period end including Statement of Financial Position, Profit and Loss, Changes in Capital, and Trial Balance.

Tax Administration Services

1.	Prepare tax work schedules for both excise tax and income tax provision purposes, calculating dividend and capital gains distributions subject to review and approval by the Fund’s officers and their independent accountants.

2.	Review any complex corporate actions prepared by fund accounting for unique tax issues.

3.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in financial information, distributions and tax returns.

4.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and/or provided by the Investment Adviser, in tax work schedules. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.

5.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.

6.	Assist the Fund in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).

7.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Fund’s state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.

8.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.

9.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors.

10.	If the Fund is considered to be a non-publicly offered RIC, calculate the affected RIC expenses to be allocated to each affect investor and assist the Transfer Agent with including the information in a statement to the shareholder.

Legal Administration Services

Subject to the direction of and utilization of information provided by the Fund, the Investment Adviser and fund counsel, UMB Fund Services will provide the following services on behalf of the Fund(s):

1.	Initial Registration:
a.	Assist with drafting of trust or incorporation documents (certificate of trust / certificate of incorporation, articles, bylaws) if a new trust; if a new series, amend documents as necessary;*
b.	Prepare initial draft of registration statement materials (N-8a, N-1a, N-2, prospectus, SAI, Part C), as applicable;
i.	Coordinate review of drafts by adviser, sub-adviser(s), fund counsel, service providers;

ii.	Compile filing exhibits (work with adviser, fund counsel, service providers);

iii.	Work with auditor to obtain consent for filing of financial statements;

iv.	Coordinate SEC comments (fund counsel may prefer to coordinate);
c.	Prepare draft agreements for investment adviser/sub-adviser and other service providers;
d.	Coordinate organizational board materials, as required;
e.	Coordinate EDGAR filings of required forms, as agreed to with the adviser.

2.	Subsequent Filings:

a.	Prepare initial draft of annual (or as required) update to registration statement;
i.	Manage review and comment process with adviser, fund counsel, auditors, distributor and other parties;

ii.	Update Part C and include relevant exhibits;

iii.	Obtain auditor’s consent for filing of financial statements;
b.	Prepare initial draft supplements to the Fund’s registration statement, for review and approval by fund counsel, the adviser and the distributor;*
c.	Subject to direction by fund counsel, and upon information provided by the Fund’s applicable directors or officers, assist with filing Forms 3, 4 or 5 under Section 16, as required;
d.	For closed-end funds, prepare and file periodic tender offers;
e.	Prepare filings necessary to de-register a fund(s).

3.	Board Administration:
a.	Interface with the Board, Advisor and Fund Officers to assist in fund governance
b.	Assist in establishing meeting timing, agendas and resolutions with the Investment Adviser, fund counsel and/or Board as requested by the Fund;
c.	Draft notices of quarterly meetings and resolutions for review and approval by fund counsel;
d.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board/Fund.

4.	Corporate Governance:
a.	With the assistance of fund counsel, prepare and file required SEC correspondence;
b.	Prepare and file with the SEC tender offers for registered closed-end funds.

*	Depending on the complexity of the investment strategy(ies) to be implemented, fund counsel may be more involved.

Secretarial Services

1.	Provide a qualified professional to serve as Corporate Secretary
2.	Review and sign, as necessary:
a.	Corporate documents, including policies and procedures
b.	Regulatory filings, upon receipt of approval from other Fund officers, including power of attorney and minutes
c.	Blue Sky registration and reporting documents
3.	Participate in annual audit and discussions with auditors
4.	Review fund distributions
5.	Review fund expenses and expense accruals
6.	Participate in Board meetings as requested

7.	Corporate Governance:
a.	Assist the Fund during SEC audits, including providing applicable documents from the SEC’s document request list;
b.	Act as liaison with fund counsel;

Schedule C

to the

Administration and Fund Accounting Agreement

by and between

Constitution Capital Private Markets Fund, LLC and

UMB Fund Services, Inc.

FEES

[Fees]